                              UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 333-64842-02

                           DYNEGY DANSKAMMER, L.L.C.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                944 River Road
                              Newburgh, NY 12550
                                (845) 561-2468
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Pass Through Certificates, Series A
                      Pass Through Certificates, Series B
--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
--------------------------------------------------------------------------------
(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [ ]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6           [X]
               Rule 12h-3(b)(1)(i)  [ ]

  Approximate number of holders of record as of January 1, 2002: 42

Pursuant to the requirements of the Securities Exchange Act of 1934, Dynegy Danskammer, L.L.C. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        DYNEGY DANSKAMMER, L.L.C.


DATE: January 24, 2002                  By:  /s/ J. Kevin Blodgett
     ----------------------                --------------------------------
                                           Name:  J. Kevin Blodgett
                                           Title: Assistant Secretary